Pricing Supplement No.  M013     Dated     2/28/2003             Rule 424(b)(2)
                                                             File No. 333-55650
(To Prospectus dated March 1, 2001)

SALOMON SMITH BARNEY HOLDINGS INC.
Notes, Series M (Registered Notes)
Due Nine Months or More from the Date of Issue

Principal Amount or Face Amount:                     $ 61,000,000.00
Issue Price:     41.198%
Proceeds to Company on original issuance:   $ 25,130,780.00

Commission:                                          $ 0.00

Salomon Smith Barney Inc.'s capacity on original issuance:     | | as agent
                                                         |X| as principal
If as principal
         | | The Notes are being offered at varying prices related
             to prevailing market conditions but not to exceed 100.00%.
      |x| The Notes are being offered at a fixed initial public offering price of 41.198% of Principal Amount.

Form of Note: |x| Global  | | Definitive
Original Issue Date:       2/28/2003
Stated Maturity:           2/28/2018
Specified Currency:
    (If other than U.S. Dollars)
Authorized Denominations:
    (If other than as set forth in the Prospectus)
Interest Payment Dates: none
First Interest Payment:
    Accrue to Pay:  | | Yes  |X| No
Indexed Principal Note:   | |  Yes (See Attached)   |X|  No
Type of Interest on Note: | | Fixed Rate   | | Floating Rate   | | Indexed Rate
                                                            |X| Zero Coupon
Interest Rate (Fixed Rate Notes):

Initial Interest Rate (Floating Rate Notes):
Base Rate: | | CD Rate | | Commercial Paper Rate  | | Federal Funds Rate
            | | LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
            | | Treasury Rate Constant Maturity    | | Prime Rate
            | | J.J. Kenny Rate                        | | Euribor
            | | Eleventh District Cost of Funds    | | Other
Calculation Agent (If other than Citibank):   | | Salomon Smith Barney Inc.
                                                  | | Other  (See Attached)
Computation of Interest:  |X| 30 over 360       | | Actual over Actual
                             | | Actual over 360   | | Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates:
Rate Determination Dates:
    (If other than as set forth in the Prospectus Supplement)
Index Maturity:
Spread (+/-):
Spread Multiplier:
Change in Spread, Spread Multiplier or Fixed Interest Rate prior
    to Stated Maturity:     | | Yes   |X| No
Maximum Interest Rate:
Minimum Interest Rate:
Amortizing Note:   | |  Yes  (See Attached)   |X|  No

Renewable Note: | | Yes (see attached)  |X| No
Optional Extension of Maturity: | | Yes (see attached)  |X| No

Optional Redemption:   |X|  Yes   | |  No
   Optional Redemption Dates: Optional redemption at issuer's discretion beginning on February 28, 2005 and on the 28th of every August and February thereafter, up to the maturity date.

   Redemption Prices: refer to below redemption schedule:
                  Call date         Price
                  2/28/2005         46.369
                  8/28/2005         47.760
                  2/28/2006         49.193
                  8/28/2006         50.669
                  2/28/2007         52.189
                  8/28/2007         53.755
                  2/28/2008         55.367
                  8/28/2008         57.028
                  2/28/2009         58.739
                  8/28/2009         60.501
                  2/28/2010         62.316
                  8/28/2010         64.186
                  2/28/2011         66.111
                  8/28/2011         68.095
                  2/28/2012         70.137
                  8/28/2012         72.242
                  2/28/2013         74.409
                  8/28/2013         76.641
                  2/28/2014         78.940
                  8/28/2014         81.309
                  2/28/2015         83.748
                  8/28/2015         86.260
                  2/28/2016         88.848
                  8/28/2016         91.514
                  2/28/2017         94.259
                  8/28/2017         97.087
                  2/28/2018         100.000

   Redemption: |X| In whole only and not in part | | May be in whole or in part

Optional Repayment:       | |  Yes     |X|  No
         Optional Repayment Dates:
         Optional Repayment Prices:

Survivor's Option:        | |  Yes       |X|  No

Discount Note:   |X|  Yes   | |  No
         Total Amount of OID:  $ 35,869,220
         Bond Yield to Call:   6.00%
         Bond Yield to Maturity: 6.00%
         Yield to Maturity:

Cusip:  79548GBA4